Exhibit 99.1

FOR IMMEDIATE RELEASE		May 3, 2012
Media Contact:	Jim McDonald, (602) 250-3704
Analyst Contacts:	Rebecca Hickman, (602) 250-5668
Geoffrey Wendt, (602) 250-5643
Website:	pinnaclewest.com

PINNACLE WEST REPORTS 2012 FIRST-QUARTER RESULTS

•                  Company remains focused on core utility business, operational excellence and constructive regulatory settlement for benefit of customers and shareholders

•                  Reduced operating and infrastructure costs more than offset effects of lower retail sales and milder weather

PHOENIX — Pinnacle West Capital Corp. (NYSE: PNW) today reported a consolidated on-going loss of $7.5 million, or $0.07 per diluted share of common stock, for the quarter ended March 31, 2012. This result compares with an on-going loss of $15.8 million or $0.15 per share, in the same 2011 period. The Company’s net loss attributable to common shareholders for the 2012 first quarter was $8.3 million, or $0.08 per diluted share, compared with a net loss of $15.1 million, or $0.14 per diluted share, for the same quarter a year ago.

On-going earnings exclude results of discontinued operations related to the Company’s real estate activities and former energy services business. A reconciliation of reported earnings to on-going earnings is provided at the end of this release.

“Our employees’ attention to operational efficiency and costs more than offset the effects of milder weather and slightly lower customer usage and helped produce first-quarter results that were in line with our expectations,” said Pinnacle West Chairman, President and Chief Executive Officer Don Brandt.

Looking to the immediate future, Brandt added the Company remains focused on maintaining operational excellence throughout its core utility business and achieving approval of its proposed retail regulatory settlement. “The settlement agreement, which is pending approval by the Arizona Corporation Commission, is a thoughtful solution that balances disparate stakeholder interests and is a good outcome for customers and shareholders, alike,” he said. Arizona Public Service Co. (APS) and the other parties have requested the agreement take effect July 1, 2012.

The 2012 first-quarter on-going results were positively impacted by the following factors:

•                  Lower operations and maintenance expenses improved earnings by $0.07 per share compared with the prior-year quarter. The expense decrease was due primarily to lower fossil power plant maintenance costs as a result of less work being completed early in the year compared to 2011.

The O&M variance excludes costs for renewable energy, demand-side management and similar regulatory programs, as well as $0.16 per share of expenses associated with a 2011 first-quarter settlement of transmission right-of-way costs, all of which were essentially offset by comparable amounts of operating revenues.

•                  Lower infrastructure-related costs contributed $0.03 per share, primarily related to lower interest, and depreciation and amortization expenses, partially offset by higher property taxes.

•                  Higher transmission revenues increased earnings by $0.03 per share, primarily because of a retail transmission rate increase implemented in July 2011.

•                  The net effect of miscellaneous items increased earnings $0.02 per share.

These positive factors were partially offset by:

•                  Lower retail electricity sales — excluding the effects of weather variations — reduced earnings by $0.04 per share compared to the prior year. Total weather-normalized retail electricity sales decreased 0.9 percent in the 2012 first quarter compared to the same period a year ago. The drop in consumption reflects the effects of APS’s energy efficiency programs, partially offset by mildly improving economic conditions. APS’s customer base, however, grew 0.8 percent over the same timeframe.

•                  The effects of weather variations decreased the Company’s earnings by $0.03 per share.

APS, the Company’s principal subsidiary, reported a 2012 first-quarter net loss attributable to common shareholder of $4.1 million, compared with a net loss of $12.1 million for the comparable 2011 quarter.

Conference Call and Web Cast

Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s 2012 first-quarter results, as well as recent developments, at 1:30 p.m. ET (10:30 a.m. AZ time) today, May 3. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (877) 407-8035 or (201) 689-8035 for international callers. A replay of the call also will be available until 11:59 p.m. (ET), Thursday, May 10, 2012, by calling (877) 660-6853 in the U.S. and Canada or (201) 612-7415 internationally and entering account number 286, followed by conference ID number 392194.

General Information

Pinnacle West Capital, an energy holding company based in Phoenix, has consolidated assets of about $13.2 billion, more than 6,300 megawatts of generating capacity and about 6,700 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the Company provides retail electricity service to more than 1.1 million Arizona homes and businesses. For more information about Pinnacle West, visit the Company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes.  Earnings per share amounts are based on average diluted common shares outstanding.  For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

PINNACLE WEST CAPITAL CORPORATION

NON-GAAP FINANCIAL MEASURE RECONCILIATION

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS

(GAAP MEASURE) TO ON-GOING LOSS

(NON-GAAP FINANCIAL MEASURE)

	Three Months Ended March 31, 2012		Three Months Ended March 31, 2011
	Dollars in Millions	Diluted EPS	Dollars in Millions	Diluted EPS

Net Loss Attributable to Common Shareholders	$(8.3)	$(0.08)	$(15.1)	$(0.14)
Adjustment:
Discontinued real estate and energy services businesses	0.8	0.01	(0.7)	(0.01)
On-going Loss	$(7.5)	$(0.07)	$(15.8)	$(0.15)

NON-GAAP FINANCIAL INFORMATION

In this press release, we refer to “on-going earnings.” On-going earnings is a “non-GAAP financial measure,” as defined in accordance with SEC rules. We believe on-going earnings provide investors with a useful indicator of our results that is comparable among periods because it excludes the effects of unusual items that may occur on an irregular basis. Investors should note that these non-GAAP financial measures involve judgments by management, including whether an item is classified as an unusual item. We use on-going earnings, or similar concepts, to measure our performance internally in reports for management.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on our current expectations.  These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements.  A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS.  These factors include, but are not limited to:

•                  our ability to achieve timely and adequate rate recovery of our costs, including returns on debt and equity capital;

•                  our ability to manage capital expenditures and other costs while maintaining reliability and customer service levels;

•                  variations in demand for electricity, including those due to weather, the general economy, customer and sales growth (or decline), and the effects of energy conservation measures and distributed generation;

•                  power plant and transmission system performance and outages;

•                  volatile fuel and purchased power costs;

•                  fuel and water supply availability;

•                  regulatory and judicial decisions, developments and proceedings;

•                  new legislation or regulation including those relating to environmental requirements and nuclear plant operations;

•                  our ability to meet renewable energy and energy efficiency mandates and recover related costs;

•                  risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;

•                  competition in retail and wholesale power markets;

•                  the duration and severity of the economic decline in Arizona and current real estate market conditions;

•                  the cost of debt and equity capital and the ability to access capital markets when required;

•                  changes to our credit ratings;

•                  the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;

•                  the liquidity of wholesale power markets and the use of derivative contracts in our business;

•                  potential shortfalls in insurance coverage;

•                  new accounting requirements or new interpretations of existing requirements;

•                  generation, transmission and distribution facility and system conditions and operating costs;

•                  the ability to meet the anticipated future need for additional baseload generation and associated transmission facilities in our region;

•                  the willingness or ability of our counterparties, power plant participants and power plant land owners to meet contractual or other obligations or extend the rights for continued power plant operations;

•                  technological developments affecting the electric industry; and

•                  restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED MARCH 31,
	2012	2011

Operating Revenues	$620,631	$648,847

Operating Expenses
Fuel and purchased power	216,309	212,007
Operations and maintenance	210,663	255,029
Depreciation and amortization	100,109	106,583
Taxes other than income taxes	42,475	37,624
Other expenses	3,068	1,820
Total	572,624	613,063

Operating Income	48,007	35,784

Other
Allowance for equity funds used during construction	4,756	5,395
Other income	760	1,690
Other expense	(4,068)	(1,741)
Total	1,448	5,344

Interest Expense
Interest charges	56,967	61,077
Allowance for borrowed funds used during construction	(3,151)	(3,576)
Total	53,816	57,501

Loss From Continuing Operations Before Income Taxes	(4,361)	(16,373)

Income Taxes	(4,645)	(6,005)

Income (Loss) From Continuing Operations	284	(10,368)

Income (Loss) From Discontinued Operations
Net of Income Taxes	(765)	694

Net Loss	(481)	(9,674)

Less: Net income attributable to noncontrolling interests	7,776	5,461

Net Loss Attributable To Common Shareholders	$(8,257)	$(15,135)

Weighted-Average Common Shares Outstanding - Basic	109,299	108,832

Weighted-Average Common Shares Outstanding - Diluted	109,299	108,832

Earnings Per Weighted-Average Common Share Outstanding
Loss from continuing operations attributable to common shareholders - basic	$(0.07)	$(0.15)
Net loss attributable to common shareholders - basic	$(0.08)	$(0.14)
Loss from continuing operations attributable to common shareholders - diluted	$(0.07)	$(0.15)
Net loss attributable to common shareholders - diluted	$(0.08)	$(0.14)

Amounts Attributable To Common Shareholders
Loss from continuing operations, net of tax	$(7,483)	$(15,838)
Discontinued operations, net of tax	(774)	703
Net loss attributable to common shareholders	$(8,257)	$(15,135)